Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control-Integrated Framework”. Based on this assessment, management concluded that, as of December 31, 2006, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent auditors have issued an audit report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. This report dated February 21, 2007 appears on page 1 of this Exhibit 99.1.

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

To the Board of Directors and Shareholders of Danaher Corporation:

We have audited management’s assessment, included in the accompanying Report of Management on Danaher Corporation’s Internal Control Over Financial Reporting, that Danaher Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Danaher Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Danaher Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Danaher Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 and our report dated October 31, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 21, 2007

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

To the Board of Directors and Shareholders of Danaher Corporation:

We have audited the accompanying consolidated balance sheets of Danaher Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Danaher Corporation and subsidiaries at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 of the notes to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment, and adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans – an amendment of FASB Statements Nos. 87, 88, 106, and 132R.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Danaher Corporation’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Baltimore, Maryland
October 31, 2007

DANAHER CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS

Year Ended December 31 (in thousands)

	2006	2005	2004
Sales	$9,466,056	$7,871,498	$6,776,505

Operating costs and expenses:
Cost of sales	5,268,996	4,467,303	3,922,887
Selling, general and administrative expenses	2,713,229	2,152,024	1,772,186
Other (income) expense	(16,379)	4,596	(8,141)

Total operating expenses	7,965,846	6,623,923	5,686,932

Operating profit	1,500,210	1,247,575	1,089,573
Interest expense	(79,375)	(44,540)	(54,474)
Interest income	8,008	14,707	7,568

Earnings from continuing operations before income taxes	1,428,843	1,217,742	1,042,667
Income taxes	(319,637)	(332,133)	(307,654)

Earnings from continuing operations	1,109,206	885,609	735,013
Earnings from discontinued operations, net of income taxes	12,823	12,191	10,987

Net earnings	$1,122,029	$897,800	$746,000

Earnings per share from continuing operations:
Basic	$3.60	$2.87	$2.38

Diluted	$3.44	$2.72	$2.27

Earnings per share from discontinued operations:
Basic	$0.04	$0.04	$0.03

Diluted	$0.04	$0.04	$0.03

Net earnings per share:
Basic	$3.64	$2.91	$2.41

Diluted	$3.48	$2.76	$2.30

Average common stock and common equivalent shares outstanding:
Basic	307,984	308,905	308,964
Diluted	325,251	327,983	327,701

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

As of December 31 (in thousands)

	2006	2005
ASSETS

Current Assets:
Cash and equivalents	$317,810	$315,551
Trade accounts receivable, less allowance for doubtful accounts of $102,369 and $89,994	1,654,725	1,390,205
Inventories	988,709	808,927
Prepaid expenses and other current assets	475,495	430,336

Total current assets	3,436,739	2,945,019

Property, plant and equipment, net	868,623	742,175
Other assets	300,226	202,661
Goodwill	6,560,239	4,439,107
Other intangible assets, net	1,698,324	834,147

Total assets	$12,864,151	$9,163,109

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Notes payable and current portion of long-term debt	$10,855	$183,951
Trade accounts payable	932,870	768,218
Accrued expenses and other liabilities	1,515,989	1,316,597

Total current liabilities	2,459,714	2,268,766

Other liabilities	1,336,916	956,222
Long-term debt	2,422,861	857,771
Stockholders’ equity:

Common stock—$0.01 par value, 500,000 shares authorized; 341,223 and 338,547 issued; 308,242 and 305,571 outstanding	3,412	3,385
Additional paid-in capital	1,027,454	861,875
Accumulated other comprehensive income	191,985	(109,279)
Retained earnings	5,421,809	4,324,369

Total stockholders’ equity	6,644,660	5,080,350

Total liabilities and stockholders’ equity	$12,864,151	$9,163,109

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (in thousands)

	2006	2005	2004
Cash flows from operating activities:
Net earnings	$1,122,029	$897,800	$746,000
Less: earnings from discontinued operations, net of tax	12,823	12,191	10,987

Net earnings from continuing operations	1,109,206	885,609	735,013
Non-cash items, net of the effect of discontinued operations:
Depreciation	151,524	139,244	127,587
Amortization	64,173	35,998	26,642
Stock compensation expense	67,191	7,502	8,103
Change in deferred income taxes	24,154	102,910	176,056
Change in trade accounts receivable, net	(48,255)	(66,534)	(106,324)
Change in inventories	3,683	(20,611)	65,505
Change in accounts payable	75,927	136,315	62,509
Change in prepaid expenses and other assets	(14,962)	(38,258)	(29,554)
Change in accrued expenses and other liabilities	98,088	7,092	(46,063)

Total operating cash flows from continuing operations	1,530,729	1,189,267	1,019,474
Total operating cash flows from discontinued operations	16,522	14,534	13,742

Net cash flows from operating activities	1,547,251	1,203,801	1,033,216

Cash flows from investing activities:
Payments for additions to property, plant and equipment	(136,411)	(119,733)	(114,580)
Proceeds from disposals of property, plant and equipment	9,988	18,783	30,894
Cash paid for acquisitions	(2,656,035)	(885,083)	(1,591,719)
Cash paid for investment in acquisition target	(84,102)	—	—
Proceeds from sale of investment and divestitures	98,485	22,100	43,100

Total investing cash flows from continuing operations	(2,768,075)	(963,933)	(1,632,305)
Total investing cash flows from discontinued operations	(1,295)	(1,473)	(1,326)

Net cash used in investing activities	(2,769,370)	(965,406)	(1,633,631)

Cash flows from financing activities:
Proceeds from issuance of common stock	98,415	59,931	45,957
Payment of dividends	(24,589)	(21,553)	(17,731)
Purchase of treasury stock	—	(257,696)	—
Net increase in borrowings (maturities of 90 days or less)	846,897	—	—
Proceeds from debt borrowings (maturities longer than 90 days)	757,490	355,745	130,000
Debt repayments	(459,372)	(647,987)	(196,281)

Net cash used in financing activities	1,218,841	(511,560)	(38,055)

Effect of exchange rate changes on cash and equivalents	5,537	(20,399)	17,429

Net change in cash and equivalents	2,259	(293,564)	(621,041)

Beginning balance of cash and equivalents	315,551	609,115	1,230,156

Ending balance of cash and equivalents	$317,810	$315,551	$609,115

See the accompanying Notes to the Consolidated Financial Statements.

DANAHER CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
	Shares	Amount
Balance, January 1, 2004	167,694	1,677	999,786	2,719,853	(74,607)
Net earnings for the year	—	—	—	746,000	—	$746,000
Dividends declared	—	—	—	(17,731)	—	—
Common stock issued for options exercised and restricted stock grants	1,039	10	54,050	—	—	—
Stock dividend	168,213	1,682	(1,682)	—	—	—
Increase from translation of foreign financial statements	—	—	—	—	183,754	183,754
Minimum pension liability (net of tax expense of $3,710)	—	—	—	—	6,890	6,890

Balance, December 31, 2004	336,946	3,369	1,052,154	3,448,122	116,037	$936,644

Net earnings for the year	—	—	—	897,800	—	$897,800
Dividends declared	—	—	—	(21,553)	—	—
Common stock issued for options exercised and restricted stock grants	1,601	16	67,417	—	—	—
Treasury stock purchase (5 million shares)	—	—	(257,696)	—	—	—
Decrease from translation of foreign financial statements	—	—	—	—	(216,447)	(216,447)
Minimum pension liability (net of tax benefit of $3,579)	—	—	—	—	(8,869)	(8,869)

Balance, December 31, 2005	338,547	$3,385	$861,875	$4,324,369	$(109,279)	$672,484

Net earnings for the year	—	—	—	1,122,029	—	$1,122,029
Dividends declared	—	—	—	(24,589)	—	—
Common stock issued for options exercised and restricted stock grants	2,676	27	165,579	—	—	—
Increase from translation of foreign financial statements	—	—	—	—	284,413	284,413
Adjustment for adoption of SFAS No. 158 (net of tax expense of $7,414 )					15,629	—
Minimum pension liability (net of tax expense of $1,289)	—	—	—	—	1,222	1,222

Balance, December 31, 2006	341,223	$3,412	$1,027,454	$5,421,809	$191,985	$1,407,664

See the accompanying Notes to the Consolidated Financial Statements.

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business—Danaher Corporation designs, manufactures and markets professional, medical, industrial and consumer products which are typically characterized by strong brand names, proprietary technology and major market positions in four business segments: Professional Instrumentation, Medical Technologies, Industrial Technologies and Tools & Components. Businesses in the Professional Instrumentation segment offer professional and technical customers various products and services that are used in connection with the performance of their work. As of December 31, 2006, the Professional Instrumentation segment encompassed two strategic businesses—environmental and electronic test. These businesses produce and sell compact, professional electronic test tools and calibration equipment; water quality instrumentation and consumables and ultraviolet disinfection systems; and retail/commercial petroleum products and services, including underground storage tank leak detection and vapor recovery systems. The Medical Technologies segment includes businesses that design and manufacture critical care diagnostic instruments, high-precision optical systems for the analysis of microstructures and a wide range of products used by dental professionals. Businesses in the Industrial Technologies segment manufacture products and sub-systems that are typically incorporated by customers and systems integrators into production and packaging lines and by original equipment manufacturers (OEMs) into various end-products and systems. Many of the businesses also provide services to support their products, including helping customers integrate and install the products and helping ensure product uptime. The Industrial Technologies segment encompassed two strategic businesses, motion and product identification, and three focused niche businesses, aerospace and defense, sensors & controls, and power quality. These businesses produce and sell product identification equipment and consumables; motion, position, speed, temperature, and level instruments and sensing devices; power switches and controls; power protection products; liquid flow and quality measuring devices; aerospace safety devices and defense articles; and electronic and mechanical counting and controlling devices. The Tools & Components segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics’ hand tools. Other products manufactured by the businesses in this segment include toolboxes and storage devices; diesel engine retarders; wheel service equipment; and drill chucks.

Accounting Principles—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Depending on the business, domestic inventories are stated at either the lower of cost or market using the last-in, first-out method (LIFO) or the lower of cost or market using the first-in, first-out (FIFO) method. Inventories held outside the United States are primarily stated at the lower of cost or market using the FIFO method.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives (3 to 35 years) of the depreciable assets.

Other Assets—Other assets include principally noncurrent trade receivables, other investments, and capitalized costs associated with obtaining financings which are amortized over the term of the related debt.

Fair Value of Financial Instruments—For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, where quoted market prices are not available, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Company’s acquisition of existing businesses. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, amortization of recorded goodwill balances ceased effective January 1, 2002. However, amortization of certain identifiable intangible assets continues over the estimated useful lives of the identified asset. Amortization expense for all other intangible assets, including a charge of $6.5 million in 2006 related to acquired in-process research and development at an acquired business, was $64.2 million, $36.0 million and $26.6 million, for the years ended December 31, 2006, 2005, and 2004, respectively. See Notes 2 and 5 for additional information.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Shipping and handling costs billed to customers are included in sales.

Revenue Recognition—As described above, the Company derives revenues primarily from the sale of professional, industrial, medical and consumer products and services. For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of a sale, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectibility of the balance must be reasonably assured. The Company’s standard terms of sale are FOB Shipping Point and, as such, the Company principally records revenue for product sale upon shipment. If any significant obligations to the customer with respect to such sale remain to be fulfilled following shipment, typically involving obligations relating to installation and acceptance by the buyer, revenue recognition is deferred until such obligations have been fulfilled. Product returns consist of estimated returns for products sold and are recorded as a reduction in reported revenues at the time of sale as required by SFAS No. 48. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction in reported revenues at the time of sale because these allowances reflect a reduction in the purchase price for the products purchased in accordance with EITF 01-9. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to maintenance agreements is recognized as revenue over the term of the agreement as required by FASB Technical Bulletin 90-1.

Research and Development—The Company conducts research and development activities for the purpose of developing new products and services and improving existing products and services. Research and development costs are expensed as incurred and totaled $446 million, $379 million, and $294 million in the years ended December 31, 2006, 2005, and 2004, respectively.

Foreign Currency Translation—Exchange adjustments resulting from foreign currency transactions are recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income within stockholders’ equity. Net foreign currency transaction gains or losses are not material in any of the years presented.

Cash and Equivalents—The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”

Accumulated Other Comprehensive Income (Loss)—The components of accumulated other comprehensive income (loss) are summarized below. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-US subsidiaries.

	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Unrecognized Losses and Prior Service Costs, net	Total Accumulated Comprehensive Income (Loss)
Balance at January 1, 2004	$39.4	$(114.0)	$—	$(74.6)
Current-period change	183.8	6.8	—	190.6

Balance, December 31, 2004	223.2	(107.2)	—	116.0
Current-period change	(216.5)	(8.8)	—	(225.3)

Balance, December 31, 2005	6.7	(116.0)	—	(109.3)
Current-period change	284.5	1.2	—	285.7
Adoption of SFAS No. 158	—	114.8	(99.2)	15.6

Balance, December 31, 2006	$291.2	$—	$(99.2)	$192.0

See Notes 8 and 9 for additional information.

Accounting for Stock Options—As described in Note 14, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted, including stock options and restricted stock units (RSUs), based on the fair market value of the award as of the grant date. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123R using the modified prospective application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with the provisions of SFAS 123R and recognized as an expense on a straight-line basis over the service periods of each award. The Company estimated forfeiture rates for 2006 based on its historical experience. Stock-based compensation for 2006 of $67.2 million has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated Financial Statements as payroll costs of the employees are recorded in selling, general and administrative expenses.

Prior to 2006, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock options provided the option exercise price was established at 100% of the common stock fair market value on the date of grant. Under APB 25, the Company was required to record expense over the vesting period for the value of RSUs granted. Compensation expense related to RSU awards is calculated based on the market prices of Company common stock on the date of the grant. Prior to 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation.

The estimated fair value of the options granted during 2006, 2005, and 2004 was calculated using a Black-Scholes Merton option pricing model (Black-Scholes) and assuming risk-free interest rates between 4.0% to 5.1%, an option life ranging from 7.0 to 9.5 years, expected volatility ranging from 22% to 25% and dividends at the current annual rate.

The following table illustrates the pro forma effect on net earnings and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each year ($ thousands, except per share amounts):

	2006	2005	2004
Net earnings– as reported	$1,122,029	$897,800	$746,000
Add: Stock-based compensation programs recorded as expense, net of tax	46,854	4,876	5,267
Deduct: Total stock-based employee compensation expense, net of tax	(46,854)	(34,377)	(33,754)

Pro forma net earnings	$1,122,029	$868,299	$717,513

Earnings per share:
Basic – as reported	$3.64	$2.91	$2.41
Basic – pro forma	$3.64	$2.81	$2.32
Diluted – as reported	$3.48	$2.76	$2.30
Diluted – pro forma	$3.48	$2.67	$2.22

Pension & Post Retirement Benefit Plans—On September 29, 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” was issued. SFAS No. 158 requires, among other things, the recognition of the funded status of each defined benefit pension plan, retiree health care and other postretirement benefit plans and post-employment benefit plans on the balance sheet. The Company adopted SFAS 158 as of December 31, 2006. See notes 8 & 9 for additional information.

New Accounting Pronouncements—See Note 17.

(2) ACQUISITIONS AND DIVESTITURES:

The Company has completed numerous acquisitions of businesses during the years ended December 31, 2006, 2005 and 2004. These acquisitions have either been completed because of their strategic fit with an existing Company business or because they are of such a nature and size as to establish a new strategic line of business for growth for the Company. All of the acquisitions during this time period have been accounted for as purchases and have resulted in the recognition of goodwill in the Company’s financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses; the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers; the competitive nature of the process by which the Company acquired the business; and because of the complementary strategic fit and resulting synergies these businesses bring to existing operations.

The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair market value of the acquired assets and liabilities. The Company obtains this information during due diligence and through other sources. In the months after closing, as the Company obtains additional information about these assets and liabilities and learns more about the newly acquired business, it is able to refine the estimates of fair market value and more accurately allocate the purchase price. Examples of factors and information that the Company uses to refine the allocations include: tangible and intangible asset appraisals; cost data related to redundant facilities; employee/personnel data related to redundant functions; product line integration and rationalization information; management capabilities; and information systems compatibilities. The only items considered for subsequent adjustment are items identified as of the acquisition date. The Company’s acquisitions in 2004 and 2005 did not have any significant pre-acquisition contingencies (as contemplated by SFAS No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”) which were expected to have a significant effect on the purchase price allocation. The Company is continuing to evaluate certain pre-acquisition contingencies associated with ongoing litigation associated with its 2006 acquisitions, primarily Sybron Dental and Vision, and will make appropriate adjustments to the purchase price allocation prior to the one-year anniversary of the acquisition, as required.

The Company also periodically disposes of existing operations that are not deemed to strategically fit with its ongoing operations or are not achieving the desired return on investment. The following briefly describes the Company’s acquisition and divestiture activity for the above-noted periods.

In May 2006, the Company acquired all of the outstanding shares of Sybron Dental for total consideration of approximately $2 billion, including transaction costs and net of approximately $94 million of cash acquired, and assumed approximately $182 million of debt. Substantially all of the assumed debt was subsequently repaid or refinanced prior to December 31, 2006. Danaher financed the acquisition of shares and the refinancing of the assumed debt primarily with proceeds from the issuance of commercial paper and to a lesser extent from available cash. The Sybron acquisition resulted in the recognition of a preliminary estimate of goodwill of approximately $1.5 billion primarily related to Sybron’s future earnings and cash flow potential and the world-wide leadership position of Sybron in many of its served markets. Sybron has been included in the Company’s Consolidated Statement of Earnings since May 19, 2006.

In addition, in the last quarter of 2006 and first quarter of 2007, the Company acquired all of the outstanding shares of Vision for an aggregate price of approximately $520 million, including transaction costs and net of approximately $122 million of cash acquired, and assumed $1.5 million of debt. The Company financed the transaction through a combination of available cash and the issuance of commercial paper. Vision, based in Australia, manufactures and markets automated instruments, antibodies and biochemical reagents used for biopsy-based detection of cancer and infectious diseases, and had revenues of approximately $86 million in its last completed fiscal year. The Vision acquisition resulted in the recognition of a preliminary estimate of goodwill of approximately $357 million, primarily related to Vision’s future revenue growth and earnings potential. Vision’s results of operations have been included in the Company’s Consolidated Statement of Earnings since November 30, 2006 and were not material to reported sales. The Company incurred a pre-tax charge of $6.5 million for acquired in-process research and development in connection with this acquisition which was recorded in the fourth quarter of 2006.

In addition to Sybron Dental and Vision, the Company acquired nine other companies and product lines in 2006 for total consideration of approximately $213 million in cash, including transaction costs, net of cash acquired. In general, each company is a manufacturer and assembler of environmental instrumentation, medical equipment or industrial products, in markets such as electronic test, critical care diagnostics, water quality, product identification, and sensors and controls. These companies were all acquired to complement existing units of the Professional Instrumentation, Medical Technologies or Industrial Technologies segments. The Company recorded an aggregate of $130 million of goodwill related to these acquired businesses. The aggregated annual sales of these nine acquired businesses at the dates of their respective acquisitions were approximately $140 million.

In the first half of 2006, the Company purchased and subsequently sold shares of First Technology plc, a U.K—based public company, in connection with the Company’s unsuccessful bid to acquire First Technology. First Technology also paid the Company a break-up fee of approximately $3 million. During the second quarter of 2006 the Company recorded a pre-tax gain of approximately $14 million ($8.9 million after-tax, or approximately $0.03 per diluted share) in connection with these matters, net of related transaction costs, which is included in “Other expense (income), net” in the accompanying Consolidated Statements of Earnings.

Disposals of fixed assets and land yielded approximately $10 million of cash proceeds during 2006 from the sale of three parcels of real estate and miscellaneous equipment. Disposals of fixed assets yielded approximately $19 million of cash proceeds during 2005 primarily related to a sale of a building which generated a pre-tax gain $5.3 million in 2005 which was included as a component of “Other expense (income), net” in the accompanying Consolidated Statements of Earnings.

Subsequent to December 31, 2006, the Company completed the acquisition of five smaller companies and product lines for total consideration of $206 million in cash, including transaction costs and net of cash acquired. These companies were all acquired to complement existing businesses. Two of the businesses are manufacturers of dental imaging products and will be part of the Company’s Medical Technologies segment. The other businesses complement the Company’s electronic test and environmental businesses in the Professional Instrumentation segment. The aggregate annual sales of these acquired businesses as of the respective dates of acquisition were approximately $91 million.

In the first quarter of 2005 the Company acquired all of the outstanding shares of Linx Printing Technologies PLC, a publicly-held U.K. based coding and marking business, for $171 million in cash, including transaction costs and net of cash acquired of $2 million. Linx complements the Company’s product identification businesses and had annual revenue of approximately $93 million in 2004. This acquisition resulted in the recognition of goodwill of $96 million, primarily related to the future earnings and cash flow potential of Linx and its synergies with the Company’s existing operations. Linx has been included in the Company’s Consolidated Statement of Earnings since January 3, 2005.

In August 2005, the Company acquired all of the outstanding shares of German-based Leica Microsystems AG, for an aggregate purchase price of €210 million in cash, including transaction costs and net of cash acquired of €12 million and the assumption and repayment at closing of €125 million outstanding Leica debt ($429 million in aggregate as of the date of the acquisition). The Company funded this acquisition and the repayment of debt assumed using available cash and through borrowings under uncommitted lines of credit totaling $222 million, which have subsequently been repaid. Leica complements the Company’s medical technologies business and had annual revenues of approximately $540 million in 2004 (excluding the approximately $120 million of revenue attributable to the semiconductor business that has been divested, as described below). The Leica acquisition resulted in the recognition of goodwill of $332 million primarily related to Leica’s future earnings and cash flow potential and world-wide leadership position of Leica in its served markets. Leica has been included in the Company’s Consolidated Statements of Earnings since August 31, 2005.

In September 2005, the Company also completed the sale of Leica’s semiconductor equipment business which was held for sale at the time of the acquisition. This business had historically operated at a loss. Proceeds from the sale have been reflected as a reduction in the purchase price for Leica in the accompanying Consolidated Statement of Cash Flows. Operating losses for this business for the period from acquisition to disposition totaled approximately $1.3 million and are reflected in “Other expense (income), net” in the accompanying Consolidated Statements of Earnings.

In addition to Linx and Leica, the Company acquired 11 smaller companies and product lines during 2005 for total consideration of $285 million in cash, including transaction costs and net of cash acquired. In general, each company is a manufacturer and assembler of environmental or instrumentation products, in markets such as medical technologies, electronic test, motion, environmental, product identification, sensors and controls and aerospace and defense. These companies were all acquired to complement existing units of the Professional Instrumentation, Medical Technologies or Industrial Technologies segments. The Company recorded an aggregate of $222 million of goodwill related to these acquired businesses. The aggregate annual sales of these 11 acquired businesses at the time of their respective acquisitions were approximately $260 million.

In June 2005, the Company divested one insignificant business that was reported as a continuing operation within the Industrial Technologies segment for aggregate proceeds of $12.1 million in cash net of related transaction expenses. Sales related to this divested business included in the Company’s results for 2005 were $7.5 million. The Company recorded a pre-tax gain of $4.6 million on the divestiture which is reported as a component of “Other expense (income), net” in the accompanying Consolidated Statements of Earnings. Net cash proceeds received on the sale are included in “Proceeds from Divestitures” in the accompanying Consolidated Statements of Cash Flows.

In June 2005, the Company collected $14.6 million in full payment of a retained interest that was in the form of a $10 million note receivable and an equity interest arising from the sale of a prior business. The Company had recorded this note net of applicable allowances and had not previously recognized interest income on the note due to uncertainties associated with collection of the principal balance of the note and the related interest. As a result of the collection, during the second quarter of 2005 the Company recorded $4.6 million of interest income related to the cumulative interest received on this note. In addition, during the second quarter of 2005 the Company recorded a pre-tax gain of $5.3 million related to collection of the note balance which has been recorded as a component of “Other expense (income), net” in the accompanying Consolidated Statements of Earnings. Cash proceeds from the collection of the principal balance of $10 million are included in “Proceeds from Divestitures” in the accompanying Consolidated Statements of Cash Flows.

In January 2004, the Company acquired all of the share capital of Radiometer S/A for $684 million in cash (net of $77 million in acquired cash), including transaction costs. In addition, the Company assumed $66 million of debt in connection with the acquisition. Radiometer designs, manufactures, and markets a variety of blood gas diagnostic instrumentation, primarily in hospital applications. Radiometer also provides consumables and services for its instruments. This acquisition resulted in the recognition of goodwill of $445 million primarily related to the anticipated future earnings and cash flow potential and worldwide leadership position of Radiometer in critical care diagnostic instrumentation. Radiometer is a worldwide leader in its served segments, and had total annual sales of approximately $300 million at the time of acquisition. The results of Radiometer have been included in the Company’s Consolidated Statements of Earnings since January 22, 2004.

In May 2004, the Company acquired all of the outstanding shares of Kaltenbach & Voigt GmbH (KaVo) for €350 million ($412 million) in cash, including transaction costs and net of $45 million in acquired cash. KaVo, headquartered in Biberach, Germany, with 2003 revenues of approximately $450 million, is a worldwide leader in the design, manufacture and sale of dental technology, including hand pieces, treatment units and diagnostic systems and laboratory equipment. This acquisition resulted in the recognition of goodwill of $82 million primarily related to the anticipated future earnings of KaVo and its leadership position in dental instrumentation. The results of KaVo have been included in the Company’s Consolidated Statements of Earnings since May 28, 2004.

In November 2004, the Company acquired all of the outstanding shares of Trojan Technologies, Inc. for aggregate consideration of $185 million in cash, including transaction costs and net of $23 million in acquired cash. In addition, the Company assumed $4 million of debt in connection with the acquisition. This acquisition resulted in the recognition of goodwill of $117 million primarily related to the anticipated future earnings. The acquisition is being included in the Company’s Professional Instrumentation segment in the environmental business. Trojan is a leader in the ultraviolet disinfection market for drinking and wastewater applications and had annual revenues of approximately $115 million at the time of acquisition. The results of Trojan have been included in the Company’s Consolidated Statements of Earnings since November 8, 2004.

In addition to Radiometer, KaVo, and Trojan, the Company acquired ten smaller companies and product lines during 2004 for total consideration of $311 million in cash, including transaction costs and net of cash acquired. In general, each company is a manufacturer and assembler of instrumentation products, in markets such as medical technologies, electronic test, motion, environmental, product identification, sensors and controls and aerospace and defense. These companies were all acquired to complement businesses within the Professional Instrumentation segment or in connection with the establishment of the Medical Technologies segment. The Company recorded an aggregate of $182 million of goodwill related to these acquired businesses. The aggregate annual sales of these acquired businesses as of the respective dates of acquisition were approximately $280 million.

In addition, the Company sold a business that was part of the Tools & Components segment during 2004 for approximately $43 million in cash and the proceeds have been included in “Proceeds from Divestitures” in the accompanying Consolidated Statements of Cash Flows. A gain of approximately $1.5 million ($1.1 million net of tax) was recognized and has been included in “Other expense (income), net” in the accompanying Consolidated Statements of Earnings.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions consummated during 2006, 2005, and 2004 and the individually significant acquisitions discussed above (in thousands):

	2006	2005	2004
Overall
Accounts receivable	$143,441	$171,978	$232,696
Inventory	136,855	138,626	224,703
Property, plant and equipment	116,388	77,088	224,685
Goodwill	2,009,826	650,261	825,869
Other intangible assets, primarily customer relationships, trade names and patents	871,949	172,362	466,902
Accounts payable	(50,057)	(65,706)	(67,444)
Other assets and liabilities, net	(389,200)	(245,162)	(245,826)
Assumed debt	(183,167)	(14,364)	(69,866)

Net cash consideration	$2,656,035	$885,083	$1,591,719

Significant 2006 Acquisitions

	2006
	Sybron Dental	Vision	All Others	Total
Accounts receivable	$103,335	$24,165	$15,941	$143,441
Inventory	108,777	24,709	3,369	136,855
Property, plant and equipment	91,769	20,703	3,916	116,388
Goodwill	1,523,348	356,967	129,511	2,009,826
Other intangible assets, primarily customer relationships, trade names and patents	686,900	108,503	76,546	871,949
Accounts payable	(31,744)	(8,816)	(9,497)	(50,057)
Other assets and liabilities, net	(286,090)	(96,189)	(6,921)	(389,200)
Assumed debt	(181,671)	(1,496)	—	(183,167)

Net cash consideration	$2,014,624	$428,546	$212,865	$2,656,035

Significant 2005 Acquisitions

	2005
	Leica	Linx	All Others	Total
Accounts receivable	$123,064	$17,094	$31,820	$171,978
Inventory	105,454	8,437	24,735	138,626
Property, plant and equipment	56,239	8,498	12,351	77,088
Goodwill	331,806	96,480	221,975	650,261
Other intangible assets, primarily customer relationships, trade names and patents	85,592	47,188	39,582	172,362
Accounts payable	(40,358)	(7,430)	(17,918)	(65,706)
Other assets and liabilities, net	(226,912)	600	(18,850)	(245,162)
Assumed debt	(5,503)	—	(8,861)	(14,364)

Net cash consideration	$429,382	$170,867	$284,834	$885,083

Significant 2004 Acquisitions

	2004
	Radiometer	KaVo	Trojan	All Others	Total
Accounts receivable	$66,171	$98,539	$35,264	$32,722	$232,696
Inventory	40,997	131,150	10,175	42,381	224,703
Property, plant and equipment	86,139	96,566	15,247	26,733	224,685
Goodwill	445,144	81,859	117,172	181,694	825,869
Other intangible assets, primarily customer relationships, trade names and patents	207,170	132,595	62,617	64,520	466,902
Accounts payable	(21,121)	(10,993)	(16,063)	(19,267)	(67,444)
Other assets and liabilities, net	(74,755)	(117,922)	(35,102)	(18,047)	(245,826)
Assumed debt	(65,923)	—	(3,943)	—	(69,866)

Net cash consideration	$683,822	$411,794	$185,367	$310,736	$1,591,719

The unaudited pro forma information for the periods set forth below gives effect to the above noted acquisitions as if they had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (unaudited, in thousands except per share amounts):

	2006	2005
Net sales	$9,911,286	$9,259,784
Net earnings from continuing operations	$1,076,523	$855,056
Diluted earnings per share from continuing operations	$3.34	$2.62

In connection with its acquisitions, the Company assesses and formulates a plan related to the future integration of the acquired entity. This process begins during the due diligence process and is concluded within 12 months of the acquisition. The Company accrues estimates for certain costs, related primarily to personnel reductions and facility closures or restructurings, anticipated at the date of acquisition, in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Adjustments to these estimates are made up to 12 months from the acquisition date as plans are finalized. To the extent these accruals are not utilized for the intended purpose, the excess is recorded as a reduction of the purchase price, reducing recorded goodwill balances. Costs incurred in excess of the recorded accruals are expensed as incurred. The Company is still finalizing its restructuring plans with respect to certain of its 2006 acquisitions, including Sybron Dental and Vision, and will adjust current accrual levels to reflect such restructuring plans as such plans are finalized.

Accrued liabilities associated with these exit activities include the following (in thousands, except headcount):

	KaVo	Leica	All Others	Total
Planned Headcount Reduction:
Balance January 1, 2004	—	—	391	391
Headcount related to 2004 acquisitions	325	—	317	642
Headcount reductions in 2004	—	—	(601)	(601)
Adjustments to previously provided headcount estimates	—	—	131	131

Balance December 31, 2004	325	—	238	563
Headcount related to 2005 acquisitions	—	284	536	820
Adjustments to previously provided headcount estimates	228	—	(24)	204
Headcount reductions in 2005	(494)	—	(397)	(891)

Balance December 31, 2005	59	284	353	696
Headcount related to 2006 acquisitions	—	—	201	201
Adjustments to previously provided headcount estimates	—	(125)	(25)	(150)
Headcount reductions in 2006	(10)	(8)	(264)	(282)

Balance December 31, 2006	49	151	265	465

Involuntary Employee Termination Benefits:
Balance January 1, 2004	$—	$—	16,796	$16,796
Accrual related to 2004 acquisitions	21,665	—	12,358	34,023
Costs incurred in 2004	—	—	(17,938)	(17,938)
Adjustments to previously provided reserves	—	—	2,224	2,224

Balance December 31, 2004	21,665	—	13,440	35,105
Accrual related to 2005 acquisitions	—	9,144	15,202	24,346
Costs incurred in 2005	(15,475)	—	(11,583)	(27,058)
Adjustments to previously provided reserves	(1,516)	—	(2,989)	(4,505)

Balance December 31, 2005	4,674	9,144	14,070	27,888
Accrual related to 2006 acquisitions	—	—	14,824	14,824
Costs incurred in 2006	(1,419)	(314)	(15,495)	(17,228)
Adjustments to previously provided reserves	—	(1,303)	234	(1,069)

Balance December 31, 2006	$3,255	$7,527	$13,633	$24,415

Facility Closure and Restructuring Costs:
Balance January 1, 2004	$—	$—	$19,877	$19,877
Accrual related to 2004 acquisitions	16,211	—	6,143	22,354
Costs incurred in 2004	—	—	(11,009)	(11,009)
Adjustments to previously provided reserves	—	—	2,386	2,386

Balance December 31, 2004	16,211	—	17,397	33,608
Accrual related to 2005 acquisitions	—	8,421	5,920	14,341
Costs incurred in 2005	(5,333)	—	(12,631)	(17,964)
Adjustments to previously provided reserves	(4,041)	—	(3,366)	(7,407)

Balance December 31, 2005	6,837	8,421	7,320	22,578
Accrual related to 2006 acquisitions	—	—	6,820	6,820
Costs incurred in 2006	(1,082)	(563)	(6,663)	(8,308)
Adjustments to previously provided reserves	—	773	85	858

Balance December 31, 2006	$5,755	$8,631	$7,562	$21,948

In 2004, the adjustments to previously provided reserves related to the establishment of severance and facility closure reserves for acquisitions which occurred in late 2003 and for which plans for integrating the businesses were not finalized until 2004. The 2005 adjustments to previously provided reserves for KaVo reflect finalization of the restructuring plans for this business and include costs and headcount reductions associated with the planned sale of certain operations in lieu of closure. All adjustments to the previously provided reserves resulted in adjustments to Goodwill in accordance with EITF 95-3. Involuntary employee termination benefits are presented as a component of the Company’s compensation and benefits accrual included in accrued expenses in the accompanying balance sheet. Facility closure and restructuring costs are reflected in other accrued expenses (See Note 6).

Recent Divestiture Activity

Refer to Note 18 for discussion of the Company’s disposition of the power quality businesses that occurred in July 2007.

(3) INVENTORY:

The major classes of inventory are summarized as follows ($ in thousands):

	December 31, 2006	December 31, 2005
Finished goods	$429,740	$316,765
Work in process	182,809	174,984
Raw material	376,160	317,178

	$988,709	$808,927

If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $11.4 million and $9.4 million higher at December 31, 2006 and 2005, respectively.

(4) PROPERTY, PLANT AND EQUIPMENT:

The major classes of property, plant and equipment are summarized as follows ($ in thousands):

	December 31, 2006	December 31, 2005
Land and improvements	$73,795	$66,536
Buildings	546,469	472,008
Machinery and equipment	1,515,724	1,322,844

	2,135,988	1,861,388
Less accumulated depreciation	(1,267,365)	(1,119,213)

	$868,623	$742,175

(5) GOODWILL:

As discussed in Note 2, goodwill arises from the excess of the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired. Management assesses goodwill for impairment for each of its reporting units at least annually at the beginning of the fourth quarter or as “triggering” events occur. In making its assessment of goodwill impairment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. The Company’s annual impairment test was performed in the fourth quarters of 2006, 2005 and 2004 and no impairment was identified. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment which may affect the carrying value of goodwill.

The following table shows the rollforward of goodwill reflected in the financial statements resulting from the Company’s acquisition activities for 2004, 2005, and 2006 ($ in millions).

Balance January 1, 2004	$3,028
Attributable to 2004 acquisitions	826
Adjustments due to finalization of purchase price allocations	(2)
Attributable to 2004 disposition	(18)
Effect of foreign currency translation	100

Balance December 31, 2004	$3,934
Attributable to 2005 acquisitions	650
Adjustments due to finalization of purchase price allocations	(1)
Attributable to 2005 disposition	(5)
Effect of foreign currency translation	(139)

Balance December 31, 2005	$4,439
Attributable to 2006 acquisitions	2,010
Adjustments due to finalization of purchase price allocations	(38)
Effect of foreign currency translation	149

Balance December 31, 2006	$6,560

The Company recorded a net decrease in goodwill in 2006 primarily attributable to deferred taxes associated with the finalization of purchase price allocations associated with 2005 acquisitions. The carrying value of goodwill at December 31, 2006 for the Tools & Components segment, Medical Technologies segment, Professional Instrumentation segment and Industrial Technologies segment were approximately $194 million, $2,924 million $1,455 million and $1,987 million, respectively. The carrying value of goodwill at

December 31, 2005 for the Tools & Components segment, Medical Technologies segment, Professional Instrumentation segment and Industrial Technologies segment was approximately $194 million, $960 million, $1,348 million and $1,937 million, respectively. The carrying value of goodwill at December 31, 2004 for the Tools & Components segment, Medical Technologies segment, Professional Instrumentation segment and Industrial Technologies segment was approximately $194 million, $624 million, $1,224 million and $1,892 million, respectively. Goodwill of $36 million associated with the discontinued power quality business (refer Note 18) was classified as other assets in the consolidated balance sheet as of December 31, 2006, 2005 and 2004.

(6) ACCRUED EXPENSES AND OTHER LIABILITIES:

Accrued expenses and other liabilities include the following ($ in thousands):

	December 31, 2006		December 31, 2005
	Current	Non-Current	Current	Non-Current
Compensation and benefits	$463,643	$498,248	$350,810	$378,305
Claims, including self-insurance and litigation	81,640	66,158	82,033	71,773
Postretirement benefits	10,500	99,500	9,000	97,600
Environmental and regulatory compliance	46,330	74,812	45,016	76,230
Taxes, income and other	437,272	564,370	411,600	297,618
Sales and product allowances	160,986	—	132,455	—
Warranty	82,878	14,500	78,654	13,650
Other, individually less than 5% of current or total liabilities	232,740	19,328	207,029	21,046

	$1,515,989	$1,336,916	$1,316,597	$956,222

Approximately $166 million of accrued expenses and other liabilities were guaranteed by standby letters of credit and performance bonds as of December 31, 2006. The increase in non-current compensation and benefit accruals primarily relates to pension obligations assumed for businesses acquired in 2006, primarily Sybron Dental (refer to Note 8 for additional information). Refer to Note 12 for further discussion of the Company’s income tax obligations.

(7) FINANCING:

Financing as of December 31, 2006 consisted of the following ($ in thousands):

	December 31, 2006	December 31, 2005
Notes payable due 2008	$250,000	$250,000
Zero-coupon convertible senior notes due 2021 (LYONs)	594,241	580,375
Commercial paper	866,738	—
Notes payable due 2013 (Eurobond Notes)	660,150	—
Other	62,587	211,347

	2,433,716	1,041,722
Less – currently payable	10,855	183,951

	$2,422,861	$857,771

The Notes due 2008 were issued in October 1998 at an interest cost of 6.1%. The fair value of the 2008 Notes, after taking into account the interest rate swaps discussed below, is approximately $252 million at December 31, 2006. In January 2002, the Company entered into two interest rate swap agreements for the term of the $250 million aggregate principal amount of 6.1% notes due 2008 having an aggregate notional principal amount of $100 million whereby the effective net interest rate on $100 million of the Notes is the six-month LIBOR rate plus approximately 0.425%. Rates are reset twice per year. At December 31, 2006, the net interest rate on $100 million of the Notes was 5.8% after giving effect to the interest rate swap agreement. In accordance with SFAS No. 133 (“Accounting for Derivative Instruments and Hedging Activities”, as amended), the Company accounts for these swap agreements as fair value hedges. These instruments qualify as “effective” or “perfect” hedges.

In 2001, the Company issued $830 million (value at maturity) in LYONs. The net proceeds to the Company were $505 million, of which approximately $100 million was used to pay down debt and the balance was used for general corporate purposes, including acquisitions. The LYONs carry a yield to maturity of 2.375% (with contingent interest payable as described below). Holders of the LYONs may convert each of their LYONs into 14.5352 shares of Danaher common stock (in the aggregate for all LYONs, approximately 12.0 million shares of Danaher common stock) at any time on or before the maturity date of January 22, 2021. As of December 31, 2006, the accreted value of the outstanding LYONs was $49 per share, which, at that date, was lower than the traded market value of the underlying common stock issuable upon conversion. The Company may offer to redeem all or a portion of the LYONs for cash at any time. Holders may require the Company to purchase all or a portion of the notes for cash and/or Company common stock, at the Company’s option, on January 22, 2011. The holders had a similar option to require the Company to purchase all or a portion of the notes as of January 22, 2004, which resulted in notes with an accreted value of $1.1 million being redeemed by the Company for cash.

The Company will pay contingent interest to the holders of LYONs during any six-month period commencing after January 22, 2004 if the average market price of a LYON for a measurement period preceding such six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The amount of contingent interest to be paid is equal to the higher of either 0.0315% percent of the bonds’ market value measured by its five day trading average price preceeding the record date or the equivalent common stock dividend. Contingent interest payable for the six month period from July 1, 2006 to December 31, 2006 is approximately $0.5 million. Except for the contingent interest described above, the Company will not pay interest on the LYONs prior to maturity.

The Company primarily satisfies its short-term liquidity needs through issuances of U.S. dollar and Euro commercial paper. Under the Company’s U.S. and Euro commercial paper programs, the Company or its subsidiary may issue and sell unsecured, short-term promissory notes in aggregate principal amount not to exceed $2.2 billion. The Company issued $2 billion of commercial paper in May 2006 and used the proceeds principally to fund its acquisition of Sybron Dental. Subsequent to May 2006, the Company has used available cash flow and the proceeds from the Eurobond Note offering (see below) to reduce outstanding borrowings under the commercial paper programs. In November and December 2006, the Company again utilized its commercial paper program to fund the acquisition of Vision. As of December 31, 2006, $80 million remained outstanding under the U.S. dollar commercial paper program with an average interest rate of 5.34% and an average maturity of 3 days and $787 million remained outstanding under the Euro-denominated commercial paper program (€596 million) with an average interest rate of 3.87% and an average maturity of 64 days.

Credit support for the commercial paper programs is provided by an unsecured $1.5 billion multicurrency revolving credit facility (the “Credit Facility”) which the Company entered into in April 2006 to replace two existing $500 million credit facilities. The Credit Facility expires on April 25, 2011, subject to a one-year extension option at the request of Danaher and with the consent of the lenders. The Credit Facility can also be used for working capital and other general corporate purposes. Interest is based on either (1) a LIBOR-based formula, (2) a formula based on the lender’s prime rate or on the Federal funds rate, or (3) the rate of interest bid by a particular lender for a particular loan under the Credit Facility. In May 2006 the Company and certain of its subsidiaries entered into an unsecured $700 million multicurrency revolving credit facility (the “Secondary Credit Facility”) on terms substantially similar to those under the Credit Facility that was also available to provide credit support for the Company’s commercial paper and for working capital and other general corporate purposes. The Company terminated the Secondary Credit Facility on October 11, 2006, which has the practical effect of reducing from $2.2 billion to $1.5 billion the maximum amount of commercial paper that the Company can issue under the commercial paper program. There were no borrowings under either the Credit Facility or the Secondary Credit Facility, or either of the terminated credit facilities, during 2006.

The Company has classified $867 million of borrowings under the commercial paper program as long-term borrowings in the accompanying Consolidated Balance Sheet as the Company has the intent and ability, as supported by availability under the above mentioned Credit Facility, to refinance these borrowings for at least one year from the balance sheet date.

During the first quarter of 2006, the Company borrowed $120 million under uncommitted lines of credit in connection with the investment in the shares of First Technology noted above and other matters. These borrowings, along with all borrowings incurred in 2005 under uncommitted lines of credit associated with the purchase of Leica, which totaled $177 million as of December 31, 2005, were fully repaid in the first quarter of 2006.

On July 21, 2006, a financing subsidiary of the Company issued €500 million ($630 million) of 4.5% guaranteed notes due July 22, 2013, with a fixed re-offer price of 99.623 (the “Eurobond Notes”) in a private placement outside the U.S. Payment obligations under these Eurobond Notes are guaranteed by the Company. The fair value of the Eurobond notes is approximately $659 million at December 31, 2006. The net proceeds of the offering, after the deduction of underwriting commissions but prior to the deduction of other issuance costs, were €496 million ($627 million) and were used to pay down a portion of the Company’s outstanding commercial paper and for general corporate purposes. The Eurobond notes, as well as the European component of the commercial paper program which, as of December 31, 2006, had outstanding borrowings equivalent to $1,446.9 million, provides a natural hedge to a portion of the Company’s European net asset position.

The Company does not have any rating downgrade triggers that would accelerate the maturity of a material amount of outstanding debt. However, a downgrade in the Company’s credit rating would increase the cost of borrowings under the Company’s commercial paper program and credit facilities and could limit, or in the case of a significant downgrade, preclude the Company’s ability to issue commercial paper. The Company’s outstanding indentures and comparable instruments contain customary covenants including for example limits on the incurrence of secured debt and sale/leaseback transactions. None of these covenants are considered restrictive to the Company’s operations and as of December 31, 2006, the Company was in compliance with all of its debt covenants.

The minimum principal payments during the next five years are as follows: 2007—$11 million; 2008—$258 million; 2009—$5 million; 2010—$9 million, 2011—$878 million and $1,272 million thereafter.

The Company made interest payments of $48 million, $43 million and, $46 million in 2006, 2005 and 2004, respectively.

(8) PENSION BENEFIT PLANS:

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension and other postretirement plans in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, all of which were previously netted against the plan’s funded status in the Company’s statement of financial position pursuant to the provisions of SFAS No. 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of SFAS No. 158.

The incremental effects of adopting the provisions of SFAS No. 158 on the Company’s statement of financial position at December 31, 2006 are presented in the following table for pension benefit plans (see Note 9 regarding Other Post-Retirement Employee Benefit Plans). The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of earnings for the year ended December 31, 2006, or for any prior period presented, and it will not affect the Company’s operating results in future periods. Had the Company not been required to adopt SFAS No. 158 at December 31, 2006, it would have recognized an additional minimum pension liability pursuant to the provisions of SFAS No. 87. The effect of recognizing the additional minimum liability is included in the table below in the column labeled “Prior to Adopting SFAS No. 158.”

	As of December 31, 2006
	($ in millions)
	Prior to Adopting SFAS 158	Effect of Adopting SFAS 158	As Reported
US Pension Benefits
Pension liability	$(114.3)	—	$(114.3)
Accumulated other comprehensive loss (income), after income tax effect	98.9	—	98.9

Non-US Pension Benefits
Pension liability	$(222.9)	$13.0	$(209.9)
Accumulated other comprehensive loss (income), after income tax effect	15.9	(9.1)	6.8

Total Pension Benefits
Pension liability	$(337.2)	$13.0	$(324.2)
Accumulated other comprehensive loss (income), after income tax effect	114.8	(9.1)	105.7

Included in accumulated other comprehensive income at December 31, 2006 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $2.4 million ($1.7 million, net of tax) and unrecognized actuarial losses of $164.3 million ($107.4 million, net of tax). The prior service credits and actuarial loss included in accumulated comprehensive income and expected to be recognized in net periodic pension costs during the year ending December 31, 2007 is $0.2 million ($0.1 million, net of tax) and $1.3 million ($0.9 million, net of tax), respectively. No plan assets are expected to be returned to the Company during the year ending December 31, 2007.

Due to previous equity market declines, the fair value of the Company’s pension fund assets has decreased below the accumulated benefit obligation due to the participants in the U.S. plan. In addition, certain non-U.S. plans are not fully funded. As a result, in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132(R)”, the Company has recorded unrecognized losses and prior service costs of $161.9 million ($105.7 million net of tax benefits) cumulatively through December 31, 2006. The unrecognized losses and prior service costs, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of September 30, 2006. This adjustment results in a direct reduction of stockholders’ equity and does not immediately impact net earnings.

The Company has noncontributory defined benefit pension plans which cover certain of its domestic employees. Benefit accruals under most of these plans have ceased. It is the Company’s policy to fund, at a minimum, amounts required by the Internal Revenue Service. The Company acquired Leica Microsystems in August 2005, including its pension plans. The Company acquired Sybron Dental in May 2006, including its pension plans. The following sets forth the funded status of the U.S. and non-U.S. plans as of the most recent actuarial valuations using a measurement date of September 30 ($ in millions):

	U.S. Pension Benefits		Non-U.S. Pension Benefits
	2006	2005	2006	2005
Change in pension benefit obligation
Benefit obligation at beginning of year	$629.8	$573.0	$447.0	$96.4
Service cost	4.7	2.1	10.9	4.2

Interest cost	36.9	31.8	19.4	8.6
Employee contributions	—	—	2.1	—
Amendments and other	—	—	(9.1)	—
Benefits paid and other	(43.5)	(41.7)	(26.1)	(3.6)
Acquisition (transfer or divestiture)	59.5	58.0	51.2	351.6
Effect of plan combinations	—	—	0.2	—
Actuarial loss (gain)	8.2	6.6	(13.9)	20.3
Foreign exchange rate impact	—	—	50.6	(30.5)

Benefit obligation at end of year	695.6	629.8	532.3	447.0

Change in plan assets
Fair value of plan assets at beginning of year	509.7	474.9	235.6	48.4
Actual return on plan assets	44.4	36.1	18.4	14.0
Employer contributions	11.3	0.8	21.3	4.2
Employee contributions	—	—	2.2	—
Plan settlements	—	—	(4.0)	—
Benefits paid and other	(43.5)	(41.8)	(26.1)	(3.6)
Acquisition (transfer or divestiture)	59.4	39.7	39.9	189.0
Foreign exchange rate impact	—	—	27.8	(16.4)

Fair value of plan assets at end of year	581.3	509.7	315.1	235.6
Funded status	(114.3)	(120.1)	(217.3)	(211.4)
Accrued contribution	—	10.8	7.4	3.6
Unrecognized loss	—	190.1	—	21.8

Prepaid (accrued) benefit cost	$(114.3)	$80.8	$(209.9)	$(186.0)

The combined underfunded status of the U.S. and Non-U.S. pension plans of $324.2 million at December 31, 2006 is recognized in the accompanying statement of financial position as long-term accrued pension liability.

Weighted average assumptions used to determine benefit obligations measured at September 30:

	U. S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Discount rate	5.75%	5.50%	4.35%	4.05%
Rate of compensation increase	4.00%	4.00%	2.95%	3.00%

	U.S. Pension Benefits		Non-U.S. Pension Benefits
	2006	2005	2006	2005
Components of net periodic pension cost ($ in millions)
Service cost	$4.7	$2.1	$10.8	$4.2
Interest cost	36.9	31.8	19.4	8.6
Expected return on plan assets	(41.5)	(37.8)	(12.9)	(5.0)
Amortization of prior service credit	—	—	(0.2)	—
Amortization of net (gain) loss	16.9	12.0	1.7	(0.1)
Curtailment and settlement (gains) / losses recognized	—	—	(2.8)	—

Net periodic pension cost	$17.0	$8.1	$16.0	$7.7

Weighted average assumptions used to determine net periodic pension cost measured at September 30:

	U. S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Discount rate	5.50%	5.75%	4.00%	4.80%
Expected long-term return on plan assets	8.00%	8.00%	5.00%	6.10%
Rate of compensation increase	4.00%	4.00%	2.95%	2.65%

Selection of Expected Rate of Return on Assets

For 2006, 2005, and 2004, the Company used an expected long-term rate of return assumption of 8.0%, 8.0% and, 8.5%, respectively, for the Company’s U.S. defined benefit pension plan. The Company intends on using an expected long-term rate of return assumption of 8.0% for 2007 for its U.S. plan. The expected long-term rate of return assumption for the non-U.S. plans was determined on a plan-by-plan basis based on the composition of assets and ranged from 2.5% to 6.5% in 2006.

Investment Policy

The US plan’s goal is to maintain between 60% to 70% of its assets in equity portfolios, which are invested in funds that are expected to mirror broad market returns for equity securities. Asset holdings are periodically rebalanced when equity holdings are outside this range. The balance of the asset portfolio is invested in corporate bonds and bond index funds. Non-U.S. plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan.

Asset Information
% of measurement date assets by asset categories
	U.S. Pension Benefits		Non-U.S. Pension Benefits
	2006	2005	2006	2005
Equity securities	64%	71%	31%	29%
Debt securities	36%	26%	36%	48%
Cash & Other	—	3%	33%	23%

Total	100%	100%	100%	100%

Expected Contributions

While not statutorily required to make contributions to the plan for 2005 or 2006, the Company contributed $10 million to the U.S. plans in December 2005. The Company made no contributions to the U.S. plans and $25 million to the non-U.S. plans in 2006. The Company is not required to and has no plans to make contributions to the U.S. plans in 2007. The Company expects to contribute approximately $22 million to the non-U.S. plans in 2007.

The following table sets forth, in millions of dollars, benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated.

($ in millions)	U.S. Pension Plans	Non-U.S. Pension Plans	All Pension Plans
2007	$41.8	$21.7	$63.5
2008	41.8	22.9	64.7
2009	43.1	24.5	67.6
2010	44.0	25.3	69.3
2011	43.9	27.0	70.9
2012-2016	233.5	130.7	364.2

Other Matters

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide funding based on a percentage of compensation.

Pension expense for all plans amounted to $88.0 million, $66.4 million and, $63.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(9) OTHER POST RETIREMENT EMPLOYEE BENEFIT PLANS:

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees in the United States. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company. The following sets forth the funded status of the domestic plans as of the most recent actuarial valuations using a measurement date of September 30 ($ in millions):

	Post Retirement Medical Benefits
	2006	2005
Change in benefit obligation
Benefit obligation at beginning of year	$105.5	$123.8
Service cost	0.9	0.7
Interest cost	5.8	6.3
Amendments and other	(3.3)	(10.3)
Actuarial loss (gain)	(7.0)	(6.5)
Acquisition (transfer or divestiture)	19.2	0.6
Retiree contributions	2.5	2.4
Benefits paid	(11.3)	(11.6)

Benefit obligation at end of year	112.3	105.4

Change in plan assets
Fair value of plan assets at beginning and end of year	—	—

Funded status	(112.3)	(105.4)
Accrued contribution	2.3	1.7
Unrecognized loss	—	46.0
Unrecognized prior service credit	—	(48.9)

Accrued benefit cost	$(110.0)	$(106.6)

At December 31, 2006, $99.5 million of the total underfunded status of the plan was recognized as long-term accrued post retirement liability since it is not expected to be funded within one year. No plan assets are expected to be returned to the Company during the fiscal year-ending December 31, 2007.

Weighted average assumptions used to determine benefit obligations measured at September 30:

	2006	2005
Discount rate	5.75%	5.50%
Medical trend rate – initial	9.00%	10.00%
Medical trend rate – grading period	5 years	5 years
Medical trend rate – ultimate	5.00%	5.00%

The medical trend rate used to determine the post retirement benefit obligation was 9% for 2006. The rate decreases gradually to an ultimate rate of 5% in 2011, and remains at that level thereafter. The trend is a significant factor in determining the amounts reported.

The following table sets forth, in million of dollars, benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated.

($ in millions)	Amount
2007	$10.5
2008	10.9
2009	11.1
2010	11.0
2011	10.9
2012-2016	49.7

Effect of a one-percentage-point change in assumed health care cost trend rates ($ in millions):

	1% Point Increase	1% Point Decrease
Effect on the total of service and interest cost components	$0.5	$(0.5)
Effect on post retirement medical benefit obligation	7.3	(6.6)

	Post Retirement Medical Benefits
	2006	2005
Components of net periodic benefit cost ($ in millions)
Service cost	$0.9	$0.7
Interest cost	5.8	6.3
Amortization of loss	4.1	3.0
Amortization of prior service credit	(7.2)	(4.7)

Net periodic benefit cost	$3.6	$5.3

The incremental effects of adopting the provisions of SFAS No. 158 on the Company’s statement of financial position at December 31, 2006 are presented in the following table for other post-retirement employee benefit plans:

	As of December 31, 2006
	($ in millions)
	Prior to Adopting SFAS 158	Effect of Adopting SFAS 158	As Reported
Other Post Retirement Benefits liability	$(120.0)	10.0	$(110.0)
Accumulated other comprehensive loss (income), after income tax effect	—	(6.5)	(6.5)

Included in accumulated other comprehensive income at December 31, 2006 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service credits of $45.0 million ($29.3 million, net of tax) and unrecognized actuarial losses of $35.0 million ($22.8 million, net of tax). The prior service cost and actuarial loss included in accumulated comprehensive income and expected to be recognized in net periodic pension costs during the year ending December 31, 2007 is $7.2 million ($4.7 million, net of tax) and $3.4 million ($2.2 million, net of tax), respectively.

In accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132(R)”, the Company has recorded unrecognized losses and prior service credits of $10.0 million ($6.5 million net of tax benefits) cumulatively through December 31, 2006. The unrecognized losses and prior service costs, net, is calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of September 30, 2006. This adjustment results in a direct reduction of stockholders’ equity and does not immediately impact net earnings.

Other Matters

In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of post-retirement health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. FSP 106-2 provides authoritative guidance on the accounting for the federal subsidy and specifies the disclosure requirements for employers who have adopted FSP 106-2. FSP 106-2 was effective for the Company’s third quarter of 2004 and was reflected for all of 2005. Detailed final regulations necessary to implement the Act were issued in 2005, including those that specify the manner in which actuarial equivalency must be determined, the evidence required to demonstrate actuarial equivalency, and the documentation requirements necessary to be entitled to the subsidy based on an actuarial analysis prepared in 2005. The Company has confirmed that certain benefit options within its retiree medical plans provide benefits that are at least actuarially equivalent to Medicare Part D. As a result, the accrued post-retirement benefit obligation reflects a reduction of $6 million at December 31, 2006, the annual net periodic benefit cost for the year ended December 31, 2006 was reduced by $1 million, and the accumulated postretirement benefit obligation as of December 31, 2006 was reduced by $10 million.

(10) LEASES AND COMMITMENTS:

The Company’s leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining non-cancelable lease terms in excess of one year are $77 million in 2007, $56 million in 2008, $59 million in 2009, $32 million in 2010, $24 million in 2011 and $42 million thereafter. Total rent expense charged to income for all operating leases was $84 million, $68 million and, $62 million, for the years ended December 31, 2006, 2005, and 2004, respectively.

The Company generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The liability, shown in the following table, is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

In certain cases the Company will sell extended warranty or maintenance agreements. The proceeds from these agreements is deferred and recognized as revenue over the term of the agreement.

The following is a rollforward of the Company’s warranty accrual for the years ended December 31, 2006 and 2005 ($ in 000’s):

Balance December 31, 2004	$79,075
Accruals for warranties issued during period	86,717
Settlements made	(84,808)
Additions due to acquisitions	11,320

Balance December 31, 2005	92,304
Accruals for warranties issued during period	93,692
Settlements made	(93,985)
Additions due to acquisitions	5,367

Balance December 31, 2006	$97,378

(11) LITIGATION AND CONTINGENCIES:

Accu-Sort, Inc., a subsidiary of the Company, was a defendant in a suit filed by Federal Express Corporation on May 16, 2001 and subsequently removed to the United States District Court for the Western District of Tennessee alleging breach of contract, misappropriation of trade secrets, breach of fiduciary duty, unjust enrichment and conversion. On March 9, 2006 Accu-Sort settled the case with Federal Express for an amount which the Company believes is not material to its financial position. Pursuant to the settlement, the parties agreed to a release of claims related to the litigation and on March 10, 2006 jointly dismissed the litigation with prejudice. The settlement of this litigation was reflected in the results of operations in 2005. The purchase agreement pursuant to which the Company acquired Accu-Sort in 2003 provides certain indemnification for the Company with respect to this matter, and an arbitrator has ordered the former owners of Accu-Sort to pay the Company a portion of the losses incurred by the Company in connection with this litigation. The Company is pursuing collection of this amount and the amount will be recorded as income when collected.

The Company is, from time to time, subject to a variety of litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company’s products, claims relating to intellectual property matters and claims involving employment matters and commercial disputes. The Company may also become subject to lawsuits as a result of past or future acquisitions. Some of these lawsuits include claims for punitive and consequential as well as compensatory damages. While the Company maintains workers compensation, property, cargo, automobile, crime, fiduciary, product, general liability, and directors’ and officers’ liability insurance (and has acquired rights under similar policies in connection with certain acquisitions) that it believes cover a portion of these claims, this insurance may be insufficient or unavailable to protect the Company against potential loss exposures. In addition, while the Company believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to protect the Company against potential loss exposures. The Company believes that the results of these litigation matters and other pending legal proceedings will not have a materially adverse effect on its cash flows or financial condition, even before taking into account any related insurance or indemnification recoveries.

The Company maintains third party insurance policies up to certain limits to cover liability costs in excess of predetermined retained amounts. The Company carries significant deductibles and self-insured retentions under its insurance policies, and management believes that the Company maintains adequate accruals to cover the retained liability. Management determines the Company’s accrual for self-insurance liability based on claims filed and an estimate of claims incurred but not yet reported.

The Company’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of the Company, or by reason of serving at the request of the Company as a director or officer of any other entity, subject to limited exceptions. While the Company maintains insurance for this type of liability, a significant deductible applies to this coverage and any such liability could exceed the amount of the insurance coverage.

In addition, certain of the Company’s operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes. The Company must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Company’s capital expenditures, earnings or competitive position.

In addition to environmental compliance costs, the Company may incur costs related to alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. The Company has received notification from the U.S. Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at a number of sites where the Company and others disposed of hazardous wastes require clean-up and other possible remedial action, including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company has projects underway at several current and former manufacturing facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. The Company is also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of or exposure to hazardous substances.

The Company has made a provision for environmental remediation and environmental-related personal injury claims. The Company generally makes an assessment of the costs involved for its remediation efforts based on environmental studies as well as its prior experience with similar sites. If the Company determines that it has potential remediation liability for properties currently owned or previously sold, it accrues the total estimated costs, including investigation and remediation costs, associated with the site. The Company also estimates its exposure for environmental-related personal injury claims and accrues for this estimated liability as such claims become known. While the Company actively pursues appropriate insurance recoveries as well as appropriate recoveries from other potentially responsible parties, it does not recognize any insurance recoveries for environmental liability claims until realization is deemed probable. The ultimate cost of site cleanup is difficult to predict given the uncertainties of the Company’s involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. As such, there can be no assurance that the Company’s estimates of environmental liabilities will not change.

In view of the Company’s financial position and reserves for environmental matters and based on current information and the applicable laws and regulations currently in effect, the Company believes that its liability, if any, related to past or current waste disposal practices and other hazardous materials handling practices will not have a material adverse effect on its results of operations, financial condition or cash flow.

As of December 31, 2006, the Company had no known probable but inestimable exposures that are expected to have a material effect on the Company’s financial position and results of operations.

(12) INCOME TAXES:

The provision for income taxes for the years ended December 31 consists of the following ($ in thousands):

	2006	2005	2004
Current:
Federal U.S.	$141,085	$92,409	$14,837
Other than U.S.	133,827	124,160	106,945
State and local	20,571	12,654	9,816
Deferred:
Federal U.S.	29,604	87,561	179,677
Other than U.S.	(12,982)	9,903	(9,605)
State and Local	7,532	5,446	5,984

Income tax provision	$319,637	$332,133	$307,654

Current deferred income tax assets are reflected in prepaid expenses and other current assets. Long-term deferred income tax liabilities are included in other long-term liabilities in the accompanying balance sheets. Deferred income taxes consist of the following ($ in thousands):

	2006	2005
Bad debt allowance	$15,377	$10,208
Inventories	60,583	63,727
Property, plant and equipment	(37,595)	(49,220)
Pension and postretirement benefits	102,471	56,969
Insurance, including self—insurance	(60,126)	(29,660)
Basis difference in LYONs Notes	(82,870)	(64,981)
Goodwill and other intangibles	(613,491)	(299,328)
Environmental and regulatory compliance	26,764	29,941
Other accruals and prepayments	168,497	100,217
Deferred service income	(156,644)	(145,657)
Stock compensation expense	16,778	—
Tax credit and loss carryforwards	126,115	83,554
All other accounts	331	(15,448)

Net deferred tax liability	$(433,810)	$(259,678)

Deferred taxes associated with temporary differences resulting from timing of recognition for income tax purposes of fees paid for services rendered between consolidated entities are reflected as deferred service income in the above table. These fees are fully eliminated in consolidation and have no effect on reported revenue, income or reported income tax expense.

The effective income tax rate for the years ended December 31 varies from the statutory federal income tax rate as follows:

	Percentage of Pre-tax Earnings
	2006	2005	2004
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
Basis difference on sale of business	—	0.1	0.6
State income taxes (net of Federal income tax benefit)	1.5	1.0	1.0
Taxes on foreign earnings	(8.9)	(8.3)	(6.6)
German tax credit	(1.4)	—	—
Foreign tax credit valuation allowances	(2.4)	—	—
Research and experimentation credits and other	(1.4)	(0.5)	(0.5)

Effective income tax rate	22.4%	27.3%	29.5%

The Company’s effective income tax rate for 2006 benefited from the reduction of valuation allowances related to foreign tax credit carryforwards that are now expected to be realized, the favorable resolution of examinations of certain previously filed returns which resulted in the reduction of previously provided tax reserves and the impact of a change in German tax law which entitles the Company to cash payments in lieu of previously held unrecognized tax credits.

The Company made income tax payments of $204 million, $168 million and, $127 million in 2006, 2005, and 2004, respectively. The Company recognized a tax benefit of $36 million, $15 million, and $17 million in 2006, 2005 and 2004, respectively, related to the exercise of employee stock options, which vested prior to the Company’s adoption of SFAS 123R and for which no expense was recognized. This benefit has been recorded as an increase to additional paid-in capital.

Included in deferred income taxes as of December 31, 2006 are tax benefits for U.S. and non-U.S. net operating loss carryforwards totaling $65 million (net of applicable valuation allowances of $124 million). Certain of the losses can be carried forward indefinitely and others can be carried forward to various dates through 2026. The recognition of any future benefit resulting from the reduction of valuation allowance established in purchase accounting will reduce goodwill of the acquired business. In addition, the Company had general business and foreign tax credit carryforwards of $61 million at December 31, 2006.

The Company provides income taxes for unremitted earnings of foreign subsidiaries that are not considered permanently reinvested overseas. As of December 31, 2006, the approximate amount of earnings from foreign subsidiaries that the Company considers permanently reinvested and for which deferred taxes have not been provided was approximately $3.4 billion. United States income taxes have not been provided on earnings that are planned to be reinvested indefinitely outside the United States and the amount of such taxes that may be applicable is not readily determinable given the various tax planning alternatives the Company could employ should it decide to repatriate these earnings.

The Company’s legal and tax structure reflects both the number of acquisitions and dispositions that have occurred over the years as well as the multi-jurisdictional nature of the Company’s businesses. Management performs a comprehensive review of its global tax positions on a quarterly basis and accrues amounts for potential tax contingencies. Based on these reviews and the result of discussions and resolutions of matters with certain tax authorities and the closure of tax years subject to tax audit, reserves are adjusted as necessary. Reserves for these tax matters are included in “Taxes, income and other” in accrued expenses as detailed in Note 6 in the accompanying financial statements.

(13) EARNINGS PER SHARE (EPS):

Basic EPS is calculated by dividing earnings by the weighted-average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all potential dilutive common shares outstanding during the period. Information related to the calculation of earnings from continuing operations per share of common stock is summarized as follows (in thousands, except per share amounts):

For the Year Ended December 31, 2006:

	Net earnings from continuing operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$1,109,206	307,984	$3.60
Adjustment for interest on convertible debentures	9,343	—
Incremental shares from assumed exercise of dilutive options and RSUs	—	5,229
Incremental shares from assumed conversion of the convertible debentures	—	12,038

Diluted EPS	$1,118,549	325,251	$3.44

For the Year Ended December 31, 2005:

	Net earnings from continuing operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$885,609	308,905	$2.87
Adjustment for interest on convertible debentures	8,802	—
Incremental shares from assumed exercise of dilutive options and RSUs	—	7,040
Incremental shares from assumed conversion of the convertible debentures	—	12,038

Diluted EPS	$894,411	327,983	$2.72

For the Year Ended December 31, 2004:

	Net earnings from continuing operations (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS	$735,013	308,964	$2.38
Adjustment for interest on convertible debentures	8,598	—
Incremental shares from assumed exercise of dilutive options and RSUs	—	6,699
Incremental shares from assumed conversion of the convertible debentures	—	12,038

Diluted EPS	$743,611	327,701	$2.27

(14) STOCK TRANSACTIONS:

On April 21, 2005, the Company’s Board of Directors authorized the repurchase of up to 10 million shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions. There is no expiration date for the Company’s repurchase program. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s 1998 Stock Option Plan or successor plan and for other corporate purposes.

During 2005, the Company repurchased approximately 5 million shares of Company common stock in open market transactions at an aggregate cost of $258 million. The repurchases were funded from available cash and from borrowings under uncommitted lines of credit. No shares were repurchased under this program in 2006. At December 31, 2006, the Company had approximately 5 million shares remaining for stock repurchases under the existing Board authorization. The Company expects to fund any further repurchases using the Company’s available cash balances or existing lines of credit.

On April 22, 2004, the company’s Board of Directors declared a two-for-one split of its common stock. The split was effected in the form of a stock dividend paid on May 20, 2004 to shareholders of record on May 6, 2004. All share and per share information presented in this Form 10-K has been retroactively restated to reflect the effect of this split.

Stock options and restricted stock units (RSUs) have been issued to directors, officers and other management employees under the Company’s Amended and Restated 1998 Stock Option Plan. The stock options generally vest over a five-year period and terminate ten years from the issuance date. Option exercise prices equal the closing price on the NYSE of the common stock on the date of grant. RSUs provide for the issuance of a share of the Company’s common stock at no cost to the holder and vest over terms and are subject to performance criteria determined by the Compensation Committee of the Board of Directors. Prior to vesting, RSUs do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued and outstanding. Shares are issued on the date the RSUs vest.

The options and RSUs generally vest only if the employee is employed by the Company on the vesting date or in other limited circumstances, and unvested options and RSUs are forfeited upon retirement before age 65 unless the Compensation Committee of the Board of Directors determines otherwise. To cover the exercise of vested options and RSUs, the Company generally issues new shares from its authorized but unissued share pool. At December 31, 2006, approximately 13 million shares of the Company’s common stock were reserved for issuance under this plan.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted, including stock options and RSUs, based on the fair market value of the award as of the grant date. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123R using the modified prospective application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with the provisions of SFAS 123R and recognized as an expense on a straight-line basis over the service periods of each award. The Company estimated forfeiture rates for year ended December 31, 2006 based on its historical experience. Stock based compensation for the year ended December 31, 2006 of $67 million has been recognized as a component of selling, general and administrative expenses in the accompanying Consolidated Financial Statements as payroll costs of the employees are recorded in selling, general and administrative expenses.

Prior to 2006, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock options provided the option exercise price was established at 100% of the common stock fair market value on the date of grant. Under APB 25, the Company was required to record expense over the vesting period for the value of RSUs granted. Compensation expense related to RSU awards is calculated based on the market prices of Company common stock on the date of the grant. Prior to 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation.

The estimated fair value of the options granted during 2006 and prior years was calculated using a Black-Scholes Merton option pricing model (Black-Scholes). The following summarizes the assumptions used in the Black-Scholes models for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
Risk-free interest rate	4.39 - 5.1%	4.3%	4.0%
Weighted average volatility	22%	23%	25%
Dividend yield	0.1%	0.1%	0.1%
Expected years until exercise	7.5 - 9.5	7.0	7.0

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument over the expected term of the equity instrument. Expected volatility is based on implied volatility from traded options on the Company’s stock and historical volatility of the Company’s stock. The Company generally uses the midpoint between the end of the vesting period and the contractual life of the grant to estimate option exercise timing within the valuation model. This methodology is not materially different from the Company’s historical data on exercise timing. Separate groups of employees that have similar behavior with regard to holding options for longer periods and different forfeiture rates are considered separately for valuation and attribution purposes.

As a result of adopting SFAS 123R, net earnings for the year ended December 31, 2006 was $39 million (net of $16 million tax benefit) lower than if the Company had continued to account for stock – based compensation under APB 25. The impact on basic and diluted earnings per share for the year ended December 31, 2006 was $0.12, respectively, per share. Pro forma net earnings as if the fair value based method had been applied to all awards is as follows:

	Years Ended December 31,
(In thousands, except for per share amounts)	2006	2005	2004
Net earnings as reported	$1,122,029	$897,800	$746,000
Add: Stock-based compensation programs recorded as expense, net of tax	46,854	4,876	5,267
Deduct: Total stock-based employee compensation expense, net of tax	(46,854)	(34,377)	(33,754)

Pro forma net earnings	$1,122,029	$868,299	$717,513

Earnings per share:
Basic—as reported	$3.64	$2.91	$2.41
Basic—pro forma	$3.64	$2.81	$2.32
Diluted—as reported	$3.48	$2.76	$2.30
Diluted—pro forma	$3.48	$2.67	$2.22

The following table summarizes the components of the Company’s stock-based compensation program recorded as expense ($ in thousands):

	Years Ended December 31,
	2006	2005	2004
Restricted Stock Units:
Pre-tax compensation expense	$12,561	$7,502	$8,103
Tax benefit	(4,396)	(2,626)	(2,836)

Restricted stock expense, net of tax	$8,165	$4,876	$5,267

Stock Options:
Pre-tax compensation expense	$54,630	$—	$—
Tax benefit	(15,941)	—	—

Stock option expense, net of tax	$38,689	$—	$—

Total Share-Based Compensation:
Pre-tax compensation expense	$67,191	$7,502	$8,103
Tax benefit	(20,337)	(2,626)	(2,836)

Total share-based compensation expense, net of tax	$46,854	$4,876	$5,267

As of December 31, 2006, $55 million and $171 million of total unrecognized compensation cost related to restricted stock units and stock options, respectively, is expected to be recognized over a weighted-average period of approximately 4 years for RSUs and 2.5 years for stock options.

Option activity under the Company’s stock option plan as of December 31, 2006 and changes during the three years ended December 31, 2006 were as follows (in 000’s; except exercise price and number of years):

	Shares	Weighted Average Share Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2004	21,750	$27.14
Granted	3,702	$48.85
Exercised	(1,487)	$21.10
Cancelled	(456)	$32.42

Outstanding at December 31, 2004	23,509	$30.80
Granted	3,078	$56.66
Exercised	(1,601)	$23.55
Cancelled	(1,594)	$39.00

Outstanding at December 31, 2005	23,392	$34.14
Granted	4,057	$62.60
Exercised	(2,676)	$23.07
Cancelled	(814)	$50.20

Outstanding at December 31, 2006	23,959	$39.65	6	$785,752

Vested and Expected to Vest at December 31, 2006	23,130	$39.07	6	$771,872

Exercisable at December 31, 2006	11,436	$28.69	4	$500,311

Options outstanding at December 31, 2006 are summarized below:

	Outstanding			Exercisable
Exercise Price	Shares (thousands)	Average Exercise Price	Average Remaining Life	Shares (thousands)	Average Exercise Price
$10.41 to $13.58	444	$11.92	0.5	444	$11.92
$13.59 to $20.72	264	$16.59	1.0	264	$16.59
$20.73 to $30.64	7,825	$24.76	4.0	7,366	$24.40
$30.65 to $41.74	6,119	$35.67	6.0	2,148	$35.00
$41.75 to $57.14	5,443	$52.38	8.0	1,186	$52.06
$57.15 to $72.84	3,864	$62.91	9.0	28	$63.15

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. The amount of aggregate intrinsic value will change based on the fair market value of the Company’s stock.

The aggregate intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $109.7 million, $35.2 million and $45.9 million, respectively. Exercise of options during the years ended December 31, 2006, 2005 and 2004 resulted in cash receipts of $59.5 million, $38.1 million and $31.4 million, respectively. The Company recognized a tax benefit of approximately $35.6 million, $15.2 million, and $16.5 million in 2006, 2005 and 2004, respectively related to the exercise of employee stock options, which has been recorded as an increase to additional paid-in capital.

The following table summarizes information on unvested restricted stock units outstanding as of December 31, 2006:

	Number of Shares (in thousands)	Weighted-Average Grant-Date Fair Value
Unvested Restricted Stock Units
Unvested at January 1, 2004	777	$47.24
Forfeited	—
Vested	—
Granted	284	52.60

Unvested at December 31, 2004	1,061	48.74
Forfeited	(100)	52.60
Vested	—
Granted	130	63.14

Unvested at December 31, 2005	1,091	49.94
Forfeited	(30)	56.70
Vested	—
Granted	536	62.13

Unvested at December 31, 2006	1,597	$54.14

(15) SEGMENT DATA:

Beginning with this Annual Report on Form 10-K, the Company realigned its segment reporting primarily due to significant acquisitions in 2006. The Company previously reported under three segments: Professional Instrumentation, Industrial Technologies and Tools & Components. The Company currently reports under four segments: Professional Instrumentation, Medical Technologies, Industrial Technologies and Tools & Components. The Industrial Technologies and Tools & Components segments remain unchanged between the current year and prior year’s presentations. The Professional Instrumentation segment has been realigned under Professional Instrumentation, comprising electronic test and environmental companies and Medical Technologies, comprising the medical technologies companies. All prior year information has been recast to reflect this realignment.

Operating profit represents total revenues less operating expenses, excluding other expense, interest and income taxes. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated to arrive at consolidated totals.

Detailed segment data for the years ended December 31, 2006, 2005 and 2004 is presented in the following table (in thousands):

	2006	2005	2004
Total Sales:
Professional Instrumentation	$2,906,464	$2,600,575	$2,290,623
Medical Technologies	2,219,976	1,181,534	672,926
Industrial Technologies	2,988,820	2,794,935	2,506,699
Tools & Components	1,350,796	1,294,454	1,306,257

	$9,466,056	$7,871,498	$6,776,505

Operating Profit:
Professional Instrumentation	$625,577	$538,322	$478,333
Medical Technologies	261,604	138,672	76,120
Industrial Technologies	467,737	409,306	367,513
Tools & Components	194,063	199,289	198,251
Other	(48,771)	(38,014)	(30,644)

	$1,500,210	$1,247,575	$1,089,573

Identifiable Assets:
Professional Instrumentation	$2,691,045	$2,589,022	$2,114,995
Medical Technologies	5,534,139	2,408,575	2,001,249
Industrial Technologies	3,623,745	3,158,891	3,396,959
Tools & Components	824,408	785,833	768,659
Other	190,814	220,788	212,031

	$12,864,151	$9,163,109	$8,493,893

Liabilities:
Professional Instrumentation	$784,195	$794,948	$635,861
Medical Technologies	1,482,332	855,227	456,595
Industrial Technologies	832,452	897,254	833,588
Tools & Components	238,740	240,907	315,406
Other	2,881,772	1,294,423	1,632,761

	$6,219,491	$4,082,759	$3,874,211

Depreciation and Amortization:
Professional Instrumentation	$48,830	$47,816	$41,151
Medical Technologies	84,284	44,229	25,239
Industrial Technologies	61,163	60,441	58,677
Tools & Components	21,420	22,756	29,162

	$215,697	$175,242	$154,229

Capital Expenditures, Gross
Professional Instrumentation	$34,478	$32,337	$29,139
Medical Technologies	31,609	16,143	17,078
Industrial Technologies	44,706	47,847	49,778
Tools & Components	25,618	23,406	18,585

	$136,411	$119,733	$114,580

Operations in Geographical Areas

Year Ended December 31

(in thousands)	2006	2005	2004
Total Sales:
United States	$5,108,477	$4,494,627	$4,364,220
Germany	1,460,199	1,160,637	773,163
United Kingdom	362,648	329,791	242,861
All other	2,534,732	1,886,443	1,396,261

	$9,466,056	$7,871,498	$6,776,505

Long-lived assets:
United States	$5,471,426	$3,576,795	$3,467,137
Germany	1,494,135	950,397	545,021
United Kingdom	604,496	410,077	256,292
All other	1,856,162	1,238,919	1,264,074

	$9,426,219	$6,176,188	$5,532,524

Sales Originating outside the US
Professional Instrumentation	$1,542,370	$1,367,254	$1,201,391
Medical Technologies	1,465,328	864,190	524,580
Industrial Technologies	1,464,208	1,338,112	1,123,698
Tools & Components	182,997	181,224	182,876

	$4,654,903	$3,750,780	$3,032,545

Sales by Major Product Group:

Year Ended December 31

(in thousands)	2006	2005	2004
Analytical and physical instrumentation	$2,917,806	$2,607,963	$2,384,462
Medical & dental products	2,219,976	1,181,534	672,926
Motion and industrial automation controls	1,596,713	1,486,205	1,411,478
Mechanics and related hand tools	935,574	892,778	856,183
Product identification	854,033	826,031	655,247
Aerospace and defense	560,691	502,859	431,371
All other	381,263	374,128	364,838

Total	$9,466,056	$7,871,498	$6,776,505

(16) QUARTERLY DATA-UNAUDITED (in thousands, except per share data):

	2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$2,113,709	$2,318,458	$2,408,495	$2,625,394
Gross profit	905,494	1,022,635	1,089,104	1,179,827
Operating profit	292,463	378,915	386,625	442,207
Earnings from continuing operations	212,373	312,848	263,976	320,009
Net earnings	215,719	314,522	268,071	323,717
Earnings per share from continuing operations:
Basic	$0.69	$1.01	$0.86	$1.04
Diluted	$0.66	$0.97	$0.82	$0.99

Earnings per share:
Basic	$0.70	$1.02	$0.87	$1.05
Diluted	$0.67	$0.98	$0.83	$1.00

	2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$1,802,226	$1,899,802	$1,936,130	$2,233,340
Gross profit	766,789	839,203	837,215	961,329
Operating profit	269,098	316,244	314,947	347,286
Earnings from continuing operations	186,922	226,330	224,643	247,714
Net earnings	188,256	229,020	228,821	251,703
Earnings per share from continuing operations:
Basic	$0.60	$0.73	$0.73	$0.81
Diluted	$0.57	$0.70	$0.69	$0.76

Earnings per share:
Basic	$0.61	$0.74	$0.74	$0.82
Diluted	$0.58	$0.71	$0.70	$0.77

(17) NEW ACCOUNTING PRONOUNCEMENTS:

In November 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 was effective in the Company’s first quarter of fiscal 2006. The adoption of SFAS No. 151 did not have a significant impact on the Company’s results of its operations, financial position or cash flows.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the Company to measure the cost of employee services received in exchange for all equity awards. See Note 14 for further discussion.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48) “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of January 1, 2007, as required. While the Company is continuing to evaluate the impact of this Interpretation and guidance on its application, the Company currently estimates the adoption of FIN 48 will reduce the amount recorded by the Company for uncertain tax positions by approximately $60 to $80 million. This reduction will be recorded as an adjustment to opening retained earnings, as of January 1, 2007.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires plan sponsors of defined benefit pension and other post retirement benefit plans (collectively, “postretirement benefit plans”) to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures. On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. See Notes 8 and Note 9 for further discussion of the effect of adopting SFAS No. 158 on the Company’s consolidated financial statements.

(18) SUBSEQUENT EVENT - DISCONTINUED OPERATIONS

In July 2007, the Company completed the sale of its power quality business for a sale price of $275 million in cash, net of transaction costs, and recorded an after-tax gain of $150 million ($0.45 per diluted share) in the third quarter of 2007. The power quality business designs, makes and sells power quality and reliability products and services, and prior to the sale was part of the Company’s Industrial Technologies segment. The Company has reported the power quality business as a discontinued operation in its Form 10-Q as of September 28, 2007 in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the results of operations for all periods presented have been reclassified to reflect the power quality business as a discontinued operation. The assets and liabilities of the power quality business have been reclassified as held for sale for all periods presented. The Company allocated a portion of the consolidated interest expense to discontinued operations in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations.

The key components of income from discontinued operations related to the power quality business were as follows ($ in 000’s):

	2006	2005	2004
Net sales	$130,348	$113,206	$112,796
Operating expense	112,565	96,113	97,236
Allocated interest expense	454	393	510

Income before taxes	17,329	16,700	15,050
Income taxes	(4,506)	(4,509)	(4,063)

Income from discontinued operations	12,823	12,191	10,987

The key components of assets and liabilities related to the discontinued power quality businesses consisted of the following at ($ in 000’s):

Year Ended December 31
	2006	2005
Current assets	$79,391	$34,807
Non-current assets	—	42,029

Total assets	79,391	76,836

Current liabilities	27,487	22,726

Total liabilities	$27,487	$22,726

Total assets related to the discontinued power quality businesses classified as other current assets as of December 31, 2006 consisted primarily of accounts receivable, net of $20 million, inventories of $17 million, prepaid expenses of $1 million, property, plant and equipment, net of $6 million and goodwill of $36 million. Total liabilities classified as other current liabilities as of December 31, 2006 consisted primarily of accounts payable of $19 million and other accrued expenses of $8 million. As of December 31, 2005, assets classified as other current assets consisted primarily of accounts receivable, net of $18 million, inventories of $16 million and prepaid expenses of $1 million. Assets classified as other non-current assets consisted primarily of property, plant and equipment, net of $6 million and goodwill of $36 million. Total liabilities classified as other current liabilities as of December 31, 2005 consisted primarily of accounts payable of $15 million and other accrued expenses of $8 million.